EXHIBIT 4.5
HARVEST NATURAL RESOURCES
2006 LONG TERM INCENTIVE PLAN
ARTICLE I
PURPOSE
The purpose of the Harvest Natural Resources 2006 Long Term Incentive Plan (the “Plan”) is to provide incentive opportunities for Directors, key Employees and key Consultants, and to align their personal financial interest with the Company’s stockholders. The Plan includes provisions for stock options, restricted stock and stock appreciation rights.
ARTICLE II
DEFINITIONS
(a) “AWARD” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, or a Performance Award. In each case, subject to the terms and provisions of the Plan.
(b) “BOARD” OR “BOARD OF DIRECTORS” shall mean the Board of Directors of the Company.
(c) “CAUSE” shall mean (i) the continued failure of the Employee to perform substantially all of his or her duties as an Employee (other than physical or mental incapacity); (ii) the willful engaging by the Employee in gross misconduct which is materially and demonstrably injurious to the Company or (iii) the conviction of, or plea of guilty or nolo contendere to, a felony.
(d) “CODE” shall mean the Internal Revenue Code of 1986, as amended from time to time.
(e) “COMPANY” shall mean Harvest Natural Resources, Inc. and any successor corporation by merger or otherwise.
(f) “COMMITTEE” shall mean a committee of two (2) or more members of the Board appointed by the Board of Directors to administer the Plan pursuant to Article III herein. A person may serve on the Committee only if he or she is a “Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and satisfies the requirements of an “outside director” for purposes of Code section 162(m).
(g) “CONSULTANT” shall mean a person hired by the Company or a Subsidiary as an independent contractor, leased employee, consultant or a person otherwise designated by the Committee as eligible to participate in the Plan who is not an Employee or Director.
(h) “DIRECTOR” shall mean any person duly elected a director of Harvest Natural Resources, Inc. who is not an Employee of the Company.

(i) “EMPLOYEE” shall mean any person employed by the Company or a Subsidiary on a full-time salaried basis. The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Company at the time of hire as not eligible to participate in the Plan.
(j) “FAIR MARKET VALUE” of Stock shall mean the average of the highest price and the lowest price at which Stock shall have been sold on the applicable date as reported by the New York Stock Exchange Composite Transactions. In the event that the applicable date is a date on which there were no such sales of Stock, the Fair Market Value of Stock on such date shall be the mean of the average of the highest price and the lowest price at which Stock shall have been sold on the last trading day preceding such date.
(k) “INCENTIVE STOCK OPTION” or “ISO” shall mean an Option grant which meets or complies with the terms and conditions set forth in section 422 of the Code and applicable regulations.
(l) “INDICATORS OF PERFORMANCE” shall mean the criteria used by the Committee to evaluate the Company’s performance under Section 3.4 : pretax income, net income, earnings per share, revenue, expenses, return on assets, return on equity, return on investment, net profit margin, operating profit margin, discretionary cash flow (net cash provided by operating activities, less estimated total changes in operating assets and liabilities), total stockholder return, share price, lease operating expenses, EBITDA, capitalization, liquidity, reserve adds or replacement, finding and development costs, production volumes and other measures of quality, safety, productivity, cost management or process improvement.
(m) “OPTION” or “STOCK OPTION” shall mean a right granted under the Plan to an Optionee to purchase a stated number of shares of Stock at a stated exercise price.
(n) “OPTIONEE” shall mean an Employee, Consultant or Director who has received a Stock Option or a Stock Appreciation Right granted under the Plan.
(o) “PERFORMANCE AWARD” shall mean an Award Issued under Article IX.
(p) “PERFORMANCE PERIODS” shall mean a period established by the Committee of not less than one year during which performance shall be measured under a Performance Award.
(q) “RESTRICTED STOCK” shall mean Stock which is issued pursuant to Article VIII of the Plan.
(r) “RESTRICTION PERIOD” shall mean that period of time as determined by the Committee during which Restricted Stock is subject to such terms, conditions and restrictions as shall be assigned by the Committee; provided, however, that in the case of a grantee other than a Director, the restriction period shall not be less than thirty-six months.
(s) “STOCK” shall mean the common stock of the Company.

(t) “STOCK APPRECIATION RIGHT” or “SAR” shall mean a right to receive a payment equal to the excess of the Fair Market Value of the Stock on the exercise date over the exercise price of the SAR or related Option (the “Spread”).
(u) “SUBSIDIARY” shall mean any corporation or similar legal entity (other than the Company) in which the Company or a Subsidiary of the Company owns fifty percent (50%) or more of the total combined voting power of all classes of stock, or such lesser amount of ownership determined by the Committee, provided that, with regard to Incentive Stock Options, “Subsidiary” shall have the meaning provided under section 424(f) of the Code.
(v) “TOTAL DISABILITY” and “TOTALLY DISABLED” shall normally have such meaning as that defined under the Company’s group insurance plan covering total disability and determinations of Total Disability normally shall be made by the insurance company providing such coverage on the date on which the Employee, whether or not eligible for benefits under such insurance plan, becomes Totally Disabled. In the absence of such insurance plan or in the event the individual is a Director or Consultant, the Committee shall make such determination.
ARTICLE III
ADMINISTRATION
     3.1 THE COMMITTEE. The Plan shall be administered by a Committee which shall be the Human Resources Committee of the Board so long as it meets the definition of “Committee” set forth above. Subject to such approvals and other authority as the Board may reserve to itself from time to time, the Committee shall, consistent with the provisions of the Plan, from time to time establish such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan, and make such determinations under, and such interpretations of, and take such steps in connection with the Plan or the Award as it deems necessary or advisable.
     3.2 AUTHORITY OF THE COMMITTEE. Subject to the provisions herein, the Committee shall have the full power to determine the size of Awards under the plan, to determine the terms and conditions of such grants in a manner consistent with the Plan, to construe and interpret the Plan and any agreement or instrument entered into under the Plan, to establish, amend or waive rules and regulations for the Plan’s administration, and to amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the sole discretion of the Committee as provided in the Plan and subject to the limitations and restrictions otherwise applicable under the Plan including those contained in Article XIII. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority hereunder. The Committee may take any action consistent with the terms of the Plan which the Committee deems necessary to comply with any government laws or regulatory requirements of a foreign country, including, but not limited to, modifying the terms and conditions governing any Award, or establishing any local country plans as sub-plans to this Plan.

     3.3 DECISIONS BINDING. All determinations and decisions of the Committee as to any disputed question arising under the Plan or an Award, including questions of construction and interpretation, shall be final, binding and conclusive upon all parties.
     3.4 AWARDS SUBJECT TO PERFORMANCE GOALS. The Committee shall have the discretion to select the particular Indicators of Performance to be utilized in determining Awards, and such Indicators of Performance may vary between different Awards. In addition, such Indicators of Performance may be determined solely by reference to the performance of the Company, a Subsidiary, or a division or unit of any of the foregoing, or based upon comparisons of any of the performance measures relative to other companies. Unless otherwise stated, such an Indicator of Performance need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). Indicators of Performance may be determined by including or excluding, in the Committee’s discretion, items that are determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the disposal or acquisition of a segment of a business, or related to a change in accounting principal, in each case, based on Opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable accounting rules, or consistent with Company accounting policies and practices in effect on the date the Performance Goal is established.
ARTICLE IV
ELIGIBILITY
Those Employees and Consultants who, in the judgment of the Committee, may make key contributions to the profitability and growth of the Company shall be eligible to receive Awards under the Plan. Directors shall be eligible for Options, SARs and Restricted Stock under the Plan.
ARTICLE V
MAXIMUM SHARES AVAILABLE
The Stock to be distributed under the Plan may be either authorized and issued shares or unissued shares of the Company, including but not limited to shares held as treasury shares. The maximum amount of Stock which may be issued under the Plan in satisfaction of exercised Options or SARs, or issued as Restricted Stock shall not exceed, in the aggregate, one million eight hundred and twenty-five thousand (1,825,000), of which no more than 325,000 shares may be granted as Restricted Stock. The maximum number of shares of Stock with respect to which ISOs may be granted under the Plan is one million eight hundred and twenty-five thousand (1,825,000).
Under the Plan, no Employee, Consultant, or Director shall be awarded Options or SARs covering more than 900,000 shares, for each type of award, and no more than 175,000 shares of

Restricted Stock during any period of three consecutive calendar years. No Employee or Consultant shall be granted Performance Awards under Article IX during a calendar year that could result in a cash payment of more than $5,000,000.
If shares of Stock are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such shares of Stock will count against the aggregate number or shares of Stock with respect to which Awards may be granted under the Plan. Shares used to make payment for an Award may not, again, be subject to an Award under the Plan. To the extent that any outstanding Award is forfeited or cancelled for any reason or is settled in cash in lieu of shares of Stock, the shares of Stock allocable to such portion of the Award may again be subject to an Award under the Plan. When a SAR is settled in shares of Stock, the number of shares of Stock subject to the SAR under the applicable Award agreement will be counted against the aggregate number of shares of Stock with respect to which Awards may be granted under the Plan as one share for every share subject to the SAR, regardless of the number of shares used to settle the SAR upon exercise.
ARTICLE VI
STOCK OPTIONS
     6.1 GRANT OF OPTIONS.
          (a) The Committee may, at any time and from time to time prior to May 17, 2016, grant Options under the Plan to eligible Employees, Consultants or Directors, for such numbers of shares and having such terms as the Committee shall designate, subject however, to the provisions of the Plan. The Committee will also determine the type of Option granted (e.g., ISO, nonstatutory, other statutory Options as from time to time may be permitted by the Code) or a combination of various types of Options. Options designated as ISOs shall comply with all the provisions of section 422 of the Code and applicable regulations. The aggregate Fair Market Value (determined at the time the Option is granted) of Stock with respect to which ISOs are exercisable for the first time by an individual during a calendar year under all plans of the Company and any Subsidiary shall not exceed $100,000. The date on which an Option shall be granted shall be the date set by the Committee. Any individual at any one time and from time to time may hold more than one Option granted under the Plan or under any other Stock plan of the Company.
          (b) Each Option shall be evidenced by a Stock Option Agreement in such form and containing such provisions consistent with the provisions of the Plan as the Committee from time to time shall approve.
     6.2 EXERCISE PRICE. The price at which shares of Stock may be purchased under an Option shall not be less than 100% of the Fair Market Value of the Stock on the date the Option is granted.
     6.3 OPTION PERIOD. The period during which an Option may be exercised shall be determined by the Committee, provided that such period will not be longer than ten years from the date on which the Option is granted in the case of ISOs, and ten years and one day in the case of other Options.
     6.4 VESTING OF OPTIONS. The date or dates on which installment portions of an Option shall vest and may be exercised during the term of an Option shall be determined by the Committee and may vary from Option to Option, provided that no more than one-third of the shares subject to an Option may vest in any one year. The vesting of any Option may also be conditioned on the achievement of Indicators of Performance established by the Committee. Subject to the provisions of this Plan, as well as Board approval, the Committee shall have the discretion, on an individual basis, to accelerate the time at which installment portion(s) of an outstanding Option may be exercised.
     6.5 TERMINATION OF SERVICE. An Option shall terminate and may no longer be exercised three months after the Optionee ceases to be an Employee, Consultant or Director for any reason other than termination for Cause, Total Disability or death. Unless an Employee’s Stock Option Agreement provides otherwise, all Options shall terminate and may no longer be exercised upon an Optionee’s termination for Cause. If an Employee’s, Consultant’s or Director’s employment or service is terminated by reason of Total Disability, his Option will vest and may be exercised within the period not to exceed the lesser of twelve months following such termination or the remaining term of the Option. An Employee, Consultant or Director of the Company who dies while in the employ or service of the Company, a Subsidiary, or within three months after the termination of such employment or service, the vesting provisions will lapse and such Option may, within the lesser of twelve months after the Optionee’s death or the remaining term of the Option, be exercised by the legal representative of the Optionee’s estate, or if it has been distributed as part of the estate, by the person or persons to whom the Optionee’s rights under the Option shall pass by will or by the applicable laws of descent and distribution. In no event may an Option be exercised to any extent by anyone after the expiration or termination of the Option. Except as provided in Article XIII, the Committee may elect to extend the period of Option exercise and vesting provisions for an Employee, Consultant or Director whose employment or service terminates for any reason. In extending the period of exercisability of an Option the Committee shall be mindful of the restrictions under section 409A of the Code.
     6.6 PAYMENT FOR SHARES. The exercise price of an Option shall be paid to the Company in full at the time of exercise. Unless otherwise required by the Committee at the time an Option is granted, the Optionee may elect to make payment (1) in cash, (2) in shares of Stock having a Fair Market Value equal to the aggregate exercise price of the Option and satisfying such other requirements as may be imposed by the Committee, (3) partly in cash and partly in such shares of Stock, (4) through the withholding of shares of Stock (which would otherwise be delivered to the Optionee) with an aggregate Fair Market Value on the exercise date equal to the aggregate exercise price of the Option or (5) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate exercise price of the Option. The Committee may limit the extent to which shares of Stock may be used in exercising Options. No Optionee shall have any rights to dividends or other rights of a stockholder with respect to shares of Stock subject to an Option until the Optionee has given written notice of exercise of the Option, paid in full for such shares of Stock and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.
ARTICLE VII
STOCK APPRECIATION RIGHTS
     7.1 GRANT OF STOCK APPRECIATION RIGHTS.
          (a) The Committee may, at any time and from time to time prior to May 17, 2016, grant Stock Appreciation Rights to eligible Employees, Consultants or Directors upon such terms and conditions as it may determine in accordance with the Plan. SARs may be granted in tandem with Options or separate and apart from a grant of Options. A SAR granted in tandem with an Option may be exercised only by surrender of the related Option. Any individual at any one time and from time to time may hold more than one SAR granted under the Plan or under any other Stock plan of the Company.
          (b) Each SAR shall be evidenced by a Stock Appreciation Rights Agreement in such form and containing such provisions consistent with the provisions of the Plan as the Committee from time to time shall approve. Each grant will state whether it is made in tandem with an Option and, if not made in tandem with any Option, will specify the number of shares of Stock in respect of which it is made.
     7.2 PRICE. Each grant made in tandem with an Option will specify the exercise price for the Option and each grant not made in tandem with an Option will specify the grant price, which in either case will not be less than 100% of the Fair Market Value of the Stock on the date the SAR is granted.
     7.3 PAYMENT. Any grant may provide that the amount payable on exercise of an SAR may be paid (i) in cash, (ii) in shares of Stock having an aggregate Fair Market Value equal to the Spread (or the designated percentage of the Spread) or (iii) in a combination thereof, as determined by the Committee in its discretion. Any grant may specify that the amount payable to the Optionee on exercise of an SAR may not exceed a maximum amount specified by the Committee at the date of grant. On or after the date of grant, the Committee may provide for the payment to the Optionee of dividend equivalents thereon in cash or Stock on a current, deferred or contingent basis.
     7.4 EXERCISE PERIOD AND VESTING. The period during which an SAR may be exercised shall be determined by the Committee, provided that such period will not be longer than ten years from the date on which the SAR was granted. The date or dates on which installment portions of a SAR shall vest and may be exercised during the term of a SAR shall be determined by the Committee and may vary from SAR to SAR, provided that no more than one-third of the rights subject to a SAR may vest in any one year. The vesting of any SAR may also be conditioned on the achievement of Indicators of Performance established by the Committee. Subject to the provisions of this Plan, as well as Board approval, the Committee shall have the discretion, on an individual basis, to accelerate the time at which installment portion(s) of an outstanding SAR may be exercised. Each grant will also provide that no SAR may be exercised except at a time when the Spread is positive and, with respect to any grant made in tandem with Options, when the related Options are also exercisable.
     7.5 TERMINATION OF SERVICE. The Award agreement for a SAR shall set forth the extent to which a grantee shall have the right to exercise an SAR following termination of the grantee’s service. Such provisions shall be determined at the sole discretion of the Committee, need not be uniform among all SAR’s and may reflect differences based on the reasons for termination.
ARTICLE VIII
RESTRICTED STOCK
     8.1 TERMS OF GRANT. At the time of making a grant of Restricted Stock to an Employee or Consultant, the Committee shall establish a Restriction Period of not less than thirty- six months. Except as otherwise specified in the applicable Award agreement, the vesting and transferability restrictions applicable to Restricted Stock granted to a Director shall lapse as to one-third of the shares of Stock subject to the Award on each anniversary of the date of grant of the Award if the Director is still serving on the Board on such date. The Committee may also assign such terms, conditions and other restrictions to the Restricted Stock as it shall determine applicable to the Restricted Stock to be issued in settlement of such grant. The vesting of any Restricted Stock may also be conditioned on the achievement of Indicators of Performance during a Performance Period established by the Committee.
     8.2 RESTRICTED STOCK – RIGHTS. Restricted Stock will be represented by a Stock certificate registered in the name of the Restricted Stock recipient. Such certificate, accompanied by a separate duly-endorsed stock power, shall be deposited with the Company. The recipient shall be entitled to receive dividends during the Restriction Period and shall have the right to vote such Restricted Stock and all other stockholder’s rights, with the exception that (i) the recipient will not be entitled to delivery of the Stock certificate during the Restriction Period, (ii) the Company will retain custody of the Restricted Stock during the Restriction Period and (iii) the non-fulfillment of the terms and conditions established by the Committee pursuant to the grant will cause a forfeiture of the Restricted Stock. Subject to Section 6.6, Restricted Stock may be used to exercise Options. The Committee may, in addition, prescribe additional restrictions, terms and conditions upon or to the Restricted Stock.
     8.3 TERMINATION OF SERVICE. The Committee may establish such rules concerning the termination of service of a recipient of Restricted Stock prior to the expiration of the applicable Restriction Period as it may deem appropriate from time to time provided, if an Employee, Consultant or Director terminates service by reason of Total Disability or death, the Restriction Period will continue and applicable restrictions will lapse as if such Employee, Consultant or Director had continued in service of the Company.
     8.4 RESTRICTED STOCK AGREEMENT. Each grant of Restricted Stock shall be evidenced by a Restricted Stock Agreement in such form and containing such terms and conditions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve.
ARTICLE IX
PERFORMANCE AWARDS
     9.1 PERFORMANCE AWARDS. Performance Awards pursuant to this Article IX are based upon Employees and Consultants achieving established Indicators of Performance over a Performance Period. At the time of making a Performance Award, the Committee shall establish such terms and conditions as it shall determine applicable to such Performance Award. Performance Awards may only be paid out in cash. Recipients of Performance Awards are not required to provide consideration other than the rendering of service. For avoidance of doubt, a Performance Award under this Article IX is not in lieu of any annual bonus plan established and approved by the Board of Directors from time to time.
     9.2 INDICATORS OF PERFORMANCE. The Committee shall establish Indicators of Performance applicable to the Performance Period. Indicators of Performance are utilized to determine amount and timing of Performance Awards, and may vary between Performance Periods and different Performance Awards.
     9.3 AWARD ADJUSTMENT. Subject to the terms of the Performance Award, the Committee may make downward adjustments in Awards to Performance Award Participants.
     9.4 PERFORMANCE AWARD AGREEMENT. Each Performance Award shall be evidenced by a Performance Award Agreement in such form and containing such terms and conditions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve.
ARTICLE X
ADJUSTMENT UPON CHANGES IN STOCK
The number of shares of Stock which may be issued pursuant to this Plan, the number of shares covered by each outstanding Option, the Option exercise price per share and the number of shares granted as Restricted Stock, shall be adjusted proportionately, and any other appropriate adjustments shall be made, for any increase or decrease in the total number of issued and outstanding Stock (or change in kind) resulting from any change in the Stock or Options through a merger, consolidation, reorganization, recapitalization, subdivision or consolidation of shares or other capital adjustment or the payment of a stock dividend or other increase or decrease (or change in kind) in such shares. In the event of any such adjustment, fractional shares shall be eliminated. Appropriate adjustment shall also be made by the Committee in the terms of SARs to reflect the foregoing changes. Except as otherwise determined by the Committee, no change shall be made to an Incentive Stock Option under this Article IX to the extent it would constitute a “modification” under section 424(h)(3) of the Code.

ARTICLE XI
CHANGE IN CONTROL
Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control:
     (i) If during a Restriction Period(s) applicable to Restricted Stock issued under the Plan, all restrictions imposed hereunder on such Restricted Stock shall lapse effective as of the date of the Change in Control;
     (ii) If during a Performance Period(s) applicable to a Performance Award granted under the Plan, an Employee shall earn the cash award which the Employee would have earned as if target performance under the Award was obtained, and
     (iii) Any outstanding Options and SARs that are not exercisable shall become exercisable effective as of the date of a Change in Control. If an Optionee’s employment is terminated within 730 days after the effective date of a Change in Control, to the extent that any Option or SAR was exercisable at the time of the Optionee’s termination of employment, such Option or SAR may be exercised within twelve months following the date of termination of employment.
For purposes of the Plan, a “Change in Control” means the occurrence of any of the following:
     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 50 percent or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that for purposes of this subsection (a) of this Article X the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iii) any acquisition by any entity pursuant to a transaction which complied with clauses (i), (ii) and (iii) of subsection (c) of this Article X; or
     (b) Individuals who, as of the date of the Plan, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors of the Company; provided, however, that any individual becoming a director after the date of the Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors; or
     (c) The consummation of a reorganization, merger or consolidation or sale of the Company, or a disposition of at least 50 percent of the assets of the Company including goodwill

(a “Business Combination”), provided, however, that for purposes of this subsection (c), a Business Combination will not constitute a change in control if the following three requirements are satisfied:
following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of the ownership interests of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries or other affiliated entities) in substantially the same proportions as their ownership immediately prior to such Business Combination, (ii) no Covered Person (excluding any employee benefit plan [or related trust] of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50 percent or more of, respectively, the ownership interests in the entity resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board of directors of the Company, providing for such Business Combination. For this purpose any individual who becomes a director after the date of the Plan, and whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Director.
ARTICLE XII
MISCELLANEOUS
     12.1 EFFECT ON OTHER PLANS. Except as otherwise required by law, no action taken under the Plan shall be taken into account in determining any benefits under any pension, retirement, thrift, profit sharing, group insurance or other benefit plan maintained by the Company or any Subsidiaries, unless such other plan specifically provides for such inclusion.
     12.2 TRANSFER RESTRICTIONS. Except as provided in Section 12.3, no Option, SAR or grant of Restricted Stock under this Plan shall be transferable other than by will or the laws of descent and distribution. Any Option or SAR shall be exercisable (i) during the lifetime of an Optionee, only by the Optionee or, to the extent permitted by the Code, by an appointed guardian or legal representative of the Optionee, and (ii) after death of the Optionee, only by the Optionee’s legal representative or by the person who acquired the right to exercise such Option or SAR by bequest or inheritance or by reason of the death of the Optionee.

     12.3 TRANSFER OF OPTIONS. The Committee may, in its discretion, authorize all or a portion of the Options and SARS to be granted to an Optionee to be on terms which permit transfer by such Optionee to an immediate family member of the Optionee who acquires the Options or SARs from the Optionee through a gift or a domestic relations order. For purposes of this Section 12.3, “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, trusts for the exclusive benefit of these persons and any other entity owned solely by these persons, provided that the Stock Option Agreement or Stock Appreciation Rights Agreement pursuant to which such Options or SARs are granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section and provided further that subsequent transfers of transferred options shall be prohibited except those in accordance with Section 12.2. Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of termination of employment of Section 6.5 or the Award Agreement referred in Section 7.5, as applicable, shall continue to be applied with respect to the original Optionee, following which the options shall be exercisable by the Transferee only to the extent and for the periods specified in Section 6.5 or such Award Agreement.
     12.4 WITHHOLDING TAXES. The Company shall have the right to withhold from any settlement hereunder any federal, state, or local taxes required by law to be withheld, or require payment in the amount of such withholding. If settlement hereunder is in the form of Stock, such withholding may be satisfied by the withholding of shares of Stock by the Company, unless the Optionee shall pay to the Company an amount sufficient to cover the amount of taxes required to be withheld, and such withholding of shares does not violate any applicable laws, rules or regulations of federal, state or local authorities.
     12.5 TRANSFER OF EMPLOYMENT. Transfer of employment or consulting assignment between the Company and a Subsidiary shall not constitute termination of employment or service for the purpose of the Plan. Whether any leave of absence shall constitute termination of employment for the purposes of the Plan shall be determined in each case by the Committee.
     12.6 ADMINISTRATIVE EXPENSES. All administrative expenses associated with the administration of the Plan shall be borne by the Company.
     12.7 TITLES AND HEADINGS. The titles and headings of the articles in this Plan are for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
     12.8 NO GUARANTEE OF CONTINUED EMPLOYMENT OR SERVICE. No grant or Award to an Employee under the Plan or any provisions thereof shall constitute any agreement for or guarantee of continued employment by the Company and no grant or Award to a Director or Consultant shall constitute any agreement for or guarantee of continuing as a Director or Consultant.

     12.9 COMMITTEE DUTIES AND POWERS. The Committee shall have such duties and powers as may be necessary to discharge its responsibilities under this Plan, including, but not limited to, the ability to construe and interpret the Plan and resolve any ambiguities with respect to any of the terms and provisions hereof as written and as applied to the operation of the Plan.
     12.10 PROCEEDS. The proceeds received by the Company from the sale of Stock under the Plan shall be added to the general funds of the Company and shall be used for corporate purposes as the Board shall direct.
     12.11 GOVERNING LAW. The Plan shall be governed and construed in accordance with the laws of Texas, except to the extent that federal law applies.
     12.12 FOREIGN JURISDICTIONS. Awards may be granted to Employees or Consultants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees or Consultants on assignments outside their home country.
ARTICLE XIII
AMENDMENT AND TERMINATION
The Board may at any time terminate or amend this Plan in such respect as it shall deem advisable, provided, the Board may not, without further approval of the stockholders of the Company, amend the Plan to (i) increase the number of shares of Stock which may be issued under the Plan, except as provided for in Article X; (ii) change Plan provisions relating to establishment of the exercise prices under Options or SARs granted; (iii) extend the duration of the Plan beyond the date approved by the stockholders; (iv) reprice, replace or regrant Options or SARs through cancellation, or by lowering the exercise price or grant price of a previously granted Option or SAR; (v) make any change to the Plan considered material under the listing requirements of the New York Stock Exchange or any other exchange on which the Company’s Stock is listed; or (vi) increase the maximum dollar amount of ISOs which an individual Optionee may exercise during any calendar year beyond that permitted in the Code and applicable rules and regulations of the Treasury Department. No amendment or termination of the Plan shall, without the consent of the Optionee or Plan participant, alter or impair any of the rights or obligations under any Options or other rights theretofore granted such person under the Plan.

ARTICLE XIV
DURATION OF THE PLAN
The effective date of this Plan shall be May 18, 2006. If not sooner terminated by the Board, this Plan shall terminate on May 17, 2016, but Options and other rights theretofore granted and any Restriction Period may extend beyond that date, and the terms of the Plan shall continue to apply.